Exhibit 99.1

Contacts:

Dana Coffield	Al Palombo
Gran Tierra Energy Inc.	Cameron Associates
President & Chief Executive Officer	Investor Relations
(800) 916-4873	(212) 245-8800 Ext. 209
info@grantierra.com	al@cameronassoc.com

GRAN TIERRA ENERGY PROVIDES MID-YEAR UPDATE TO COSTAYACO FIELD RESERVES, COLOMBIA

Proved, Probable and Possible Reserves, Net After Royalty, Increase to 18.9 Million Barrels of Oil

CALGARY, Alberta, July 29, 2008, Gran Tierra Energy Inc. (AMEX: GTE; TSX: GTE), a company focused on oil exploration and production in South America, today announced the results of a mid-year reserve update for the Costayaco Field in the Chaza Block located in the Putumayo Basin of Colombia. Gran Tierra Energy holds a 50% working interest and is the operator of the Costayaco Field and the Chaza Block. Solana Resources Limited holds the remaining 50% working interest.

An independent reserve evaluation of the Costayaco field conducted by GLJ Petroleum Consultants effective July 1, 2008, using 3-D seismic and drilling results from four wells (Costayaco-1 through -4, not including test results of Costayaco-4 as these test results are not yet available) indicates that the Costayaco field has gross proved reserves of 20.5 million barrels of oil (MMbbl), gross proved plus probable reserves of 34.9 million barrels of oil and gross proved plus probable plus possible reserves of 61.4 million barrels of oil. The following table summarizes gross reserves for the field, in addition to Gran Tierra Energy’s gross and net reserves:
Light and Medium Oil (SEC Compliant)	Gross Reserves	Gran Tierra Energy Working Interest Reserves	Gran Tierra Energy Net After Royalty Reserves
Reserves Category	MMbbl	MMbbl	MMbbl
Proved
Producing	9.64	4.82	3.39
Developed Nonproducing	3.58	1.79	1.07
Undeveloped	7.33	3.66	2.21
Total Proved	20.54	10.27	6.67
Total Probable	14.37	7.19	4.32
Total Proved Plus Probable	34.91	17.46	10.99
Total Possible	26.48	13.23	7.91
Total PPP	61.39	30.69	18.90

Gran Tierra Energy’s reserves, net of royalty, compared to year end 2007 for the Costayaco Field as of July 1, 2008 are as follows:
•	Proved reserves are 6.67 million barrels of oil compared to 3.27 million barrels of oil at year end 2007, an increase of 104%;
•	Probable reserves are 4.32 million barrels of oil compared to 3.32 million barrels of oil at year end 2007, an increase of 30%;
•	Possible reserves are 7.91 million barrels of oil compared to 2.60 million barrels of oil at year end 2007, an increase of 204%;
•	Total proved, probable and possible, net after royalty, reserves in the Costayaco Field are 18.90 million barrels of oil compared to 9.19 million barrels of oil at year end 2007, an increase of 106%.

Commenting on the reserve update, Dana Coffield, President and Chief Executive Officer of Gran Tierra Energy Inc., stated, “The Costayaco Field in Colombia continues to exceed our expectations. Drilling in the first half of 2008 has added to our understanding of the reserve potential of the field. Pending test results from Costayaco-4 and drilling results from Costayaco-5 are expected to add material new information to the reserve potential as we continue to delineate and develop the field with a continuous drilling program through the balance of this year.”

About Gran Tierra Energy Inc.:

Gran Tierra Energy Inc. is an international oil and gas exploration and production company operating in South America, headquartered in Calgary, Canada, incorporated in the United States, and trading on the American Stock Exchange (GTE) and the Toronto Stock Exchange (GTE). The company holds interests in producing and prospective properties in Argentina, Colombia and Peru. The company has a strategy that focuses on growing a portfolio of producing properties, plus production enhancement and exploration opportunities to provide a base for future growth. Additional information concerning Gran Tierra Energy is available at www.grantierra.com. Investor inquiries may be directed to info@grantierra.com or 1-800-916-GTRE (4873).

Cautionary Statement:

Possible reserves are those additional reserves that are less certain to be recovered than probable reserves. There is a 10% probability that the quantities actually recovered will equal or exceed the sum of proved plus probable plus possible reserves. The estimate of reserves for individual properties may not reflect the same confidence level as estimates of reserves for all properties, due to the effects of aggregation.

Forward Looking Statements:

The statements in this news release regarding Gran Tierra plans and expectations for testing and drilling, and expectations as to results of these testing and drilling operations, are forward looking information, forward looking statements or financial outlooks (collectively, "forward-looking statements") under the meaning of applicable securities laws, including Canadian Securities Administrators’ National Instrument 51-102 Continuous Disclosure Obligations and the United States Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks, uncertainties and other factors that could cause actual results or outcomes to differ materially from those contemplated by the forward-looking statements. Although, Gran Tierra Energy believes that the assumptions underlying, and expectations reflected in, these forward-looking statements are reasonable, it can give no assurance that these assumptions and expectations will prove to be correct. Important factors that could cause the results or outcomes discussed herein to differ materially from those indicated by these forward-looking statements, include, among other things: Gran Tierra Energy's operations are located in South America, and unexpected problems can arise due to guerilla activity, technical difficulties and operational difficulties which impact the production, transport or sale of its products, geographic, political and weather conditions; and the usefulness of the information from the test results from Costayaco-4 and drilling results from Costayaco-5 may be different than Gran Tierra Energy predicts. Further information on potential factors that could affect Gran Tierra Energy are included in risks detailed from time to time in Gran Tierra Energy's Securities and Exchange Commission filings, including, without limitation, under the caption “Item 1A - Risk Factors” in Part II of Gran Tierra Energy's Quarterly Report on Form 10-Q, filed with the Securities and Exchange Commission on May 12, 2008. These filings are available on a Web site maintained by the Securities and Exchange Commission at http://www.sec.gov. The forward-looking statements contained herein are made as at the date of this press release. Gran Tierra Energy does not undertake an obligation to update forward-looking or other statements in this release except as may be required by law. Gran Tierra Energy's forward-looking statements are expressly qualified in their entirety by this cautionary statement.